Exhibit 10

DUANE COLLINS’

CONSULTING - DIRECTOR COMPENSATION ARRANGEMENT

I.	Compensation

1.	Annual Board retainer of $67,500.

2.	$67,500 as cash in lieu of stock options.

3.	Annual Consulting fee (payable monthly) of $40,000, for total package of $175,000.

II.	Term: Through October 2006.

III.	Responsibilities:

1.	Developing, facilitating and/or continuing existing business contacts and relationships, which may be beneficial to the Company (including relationships with competitors, customers and potential acquisition candidates).

•	Expect that responsibilities will require 2 business trips to Europe and 2 business trips to Asia each year. Additional trips to be decided by agreement between Consultant and CEO.

2.	Serving on Boards of public companies and providing advice and counsel to CEO and Secretary on Corporate Governance issues.

3.	Engaging in community activities that may enhance the Company’s reputation.

4.	Engaging in such other activities as the Company may reasonably request.

IV.	Perquisites

1.	Secretarial services, office space and reserved parking spot.

2.	Company aircraft: Available for Board meetings and special projects approved by the CEO. Issue 1099 at “Control Employee” rate for any personal use (see IRC Regulation § 1.61-21).

3.	Company leased car (see Attachment 1 for details).

4.	Company facilities: Will be entitled to use of London flat, California condominium, Jacobs Field, Gund and Browns loges and Palace Theater box (based on availability).

5.	Company driver: services to and from airport (business trips at Company expense; personal trips charged to Consultant at cost).

V.	Expense Reimbursements

1.	Clubs: Company will reimburse for two country clubs, three travel clubs and a downtown club as necessary to accomplish stated position responsibilities.

2.	Foundations and Associations: Company will reimburse expenses incurred pursuant to stated position responsibilities.

3.	Estate and Tax Planning: Company will reimburse expenses for these services in accordance with standard Company practice (i.e. while Consultant and for one year thereafter).

4.	Travel and Entertainment: Company will reimburse expenses incurred to attend Company Board meetings, perform other position responsibilities and complete special projects requested by the CEO.

5.	Spousal Expenses: Company will reimburse spousal travel and meal expenses when approved in advance by the CEO (see Attachment).

6.	Home security system: Costs of system will be reimbursed in accordance with Company practice.

Attachment 1

Company Leased Car

Policy:

1.	Provide Consultant a company leased car.

2.	Three to five-year lease at option of Consultant. No payments by Consultant required. Charge No. 9054 (Directors’ Expenses).

3.	Company to provide insurance, maintenance, registration and licensing.

4.	Provide Consultant option to purchase car at the end of the lease period on the same basis as the Parker Executive Lease Program.

5.	Reimburse Consultant business mileage expense at current Corporate rate.

Spousal Expenses

1.	If reimbursed, issue 1099 reporting amount as additional income.

2.	Then “gross up” these 1099s.